CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Quest For Value Funds

We consent to the use in this Registration Statement of Oppenheimer Small- & Mid- Cap Value Fund (one of the portfolios constituting the Oppenheimer Quest for Value Funds), of our report dated December 16, 2008, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                         /s/ KPMG LLP
                         KPMG LLP

Denver, Colorado

February 26, 2009